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Exhibit 21

Subsidiaries

Name	State of Incorporation
Speedring, LLC	Delaware
Speedring Systems, Inc.	Delaware
Axsys Technologies IR Systems, Inc.	New York

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  Exhibit 21
Subsidiaries